Exhibit 99.1

October 13, 2003

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation to Begin Stock Repurchase Program

LINCOLN, NE - October 13, 2003 -- TierOne Corporation (NASDAQ: TONE) ("Company"), the parent holding company for TierOne Bank ("Bank"), announced today the Company's Board of Directors has authorized the repurchase of up to ten percent, or 2,257,508 shares, of the Company's outstanding common stock.

The Board's authorization permits the Company to repurchase shares from time to time in open-market or in privately negotiated transactions throughout the next twelve months as, in the opinion of management, market conditions warrant.

"The repurchase program is indicative of management's long-term commitment toward building competitive investment returns for our shareholders," said Gilbert G. Lundstrom, chairman and chief executive officer. "These repurchases contribute to shareholder value through effective use of our equity capital in combination with our continued efforts to increase operational returns, further leverage our resources and maximize investment opportunities."

Lundstrom said the repurchased shares will be held as treasury stock and will be available for general corporate purposes.

This stock repurchase announcement is in addition to the plan announced by the Company in late April to fund its 2003 Recognition and Retention Stock Benefit Plan which was approved by shareholders at the Company's first annual meeting. The funding plan called for the purchase of up to four percent, or 903,003 shares, of the Company's outstanding common stock.

TierOne Bank, with assets in excess of $2 billion, is the largest financial institution headquartered in Lincoln, Nebraska. The Bank currently operates a network of banking offices in communities located throughout Nebraska and in southwest Iowa and northern Kansas as well as loan production offices in Colorado and Minnesota.

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The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at http://www.sec.gov.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT: Edward J. Swotek, Senior Vice President
         Investor Relations Department
         (402)473-6250
         investorrelations@tieronecorp.com

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